[____], 2000


Excelsior Venture Investors III, LLC
114 West 47th Street
New York, New York 10036-1532

               Re:    Excelsior Venture Investors III, LLC

Ladies and Gentlemen:

               We have acted as special counsel to Excelsior Venture Investors III, LLC, a limited liability company (the "Fund") organized and operated under the laws of the State of Delaware pursuant to the Limited Liability Company Operating Agreement of Excelsior Venture Investors III, LLC, dated as of [____], 2000 (the "Operating Agreement"), in connection with the preparation of the Preliminary Prospectus (the "Prospectus") relating to an offering of Interests in the Fund. You have requested our opinion that, for United States federal income tax purposes, the Fund will be treated as a partnership and not as a "publicly traded partnership" within the meaning of Section 7704(b) of the Internal Revenue Code of 1986, as amended (the "Code"). Capitalized terms used but not defined in this opinion have the meanings set forth in the Prospectus and the Operating Agreement.

               In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Operating Agreement, the Prospectus, the form of Subscription Agreement entered into in connection with the purchase by an investor of an Interest and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have further assumed that the Operating Agreement, Subscription Agreement and such other documents, certificates and records are duly authorized, valid and enforceable. We have assumed that the Fund is and will continue to be organized and operated in accordance with applicable law and the Operating Agreement and as described in the Prospectus.

               In rendering our opinion, we have relied upon the statements and representations contained in the certificate dated as of the date of this opinion of the Fund, U.S. Trust Company, a Connecticut state chartered bank and trust company and investment adviser to the Fund, and Charles Schwab & Co., Inc. a California corporation and the Fund's principal distributor, and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

               For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

               Our opinion is based on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service ("IRS") and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). No assurance can be given that the IRS would not assert a position contrary to this opinion.

               Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Fund will be treated as a partnership and not as a "publicly traded partnership" within the meaning of Section 7704(b) of the Code.

               Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated or assumed herein or of any subsequent changes in applicable law. We consent to the filing of this opinion as Exhibit (n)(1) to the Prospectus and to the reference to our Firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

                             Very truly yours,